Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated March 11, 2010
Relating to Preliminary Prospectus dated March 9, 2010
Registration No. 333-162541

10,000,000 Shares

Micromet, Inc.

Common Stock

The following information relates only to the securities described below and should be read together with the preliminary prospectus supplement dated March 9, 2010, including the documents incorporated by reference therein and the accompanying prospectus dated November 2, 2009 and the documents incorporated by reference therein relating to these securities. The following information supplements and updates the information contained in the preliminary prospectus supplement and accompanying prospectus.  To review the preliminary prospectus included in the registration statement, click the following link on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing the Company’s filings for the relevant date on the SEC web site): http://www.sec.gov/Archives/edgar/data/1131907/000114420410012323/v176727_424b5.htm

Common Stock to be Outstanding Immediately Following this Offering:

The information on page S-3 of the Preliminary Prospectus has been updated as follows:

There will be 79,212,460 shares of common stock outstanding immediately following this offering, based on 69,212,460 shares issued and outstanding as of March 9, 2010, which does not include, as of that date:

•	9,449,928 shares of common stock issuable upon the exercise of outstanding options, with a weighted average exercise price of $3.66 per share;

•	8,140,975 shares of common stock issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $3.92 per share; and

•
3,395,336 shares of common stock reserved for future issuance under our stock-based compensation plans, consisting of 2,875,236 shares of common stock reserved for issuance under our 2003 Amended and Restated Equity Incentive Plan, 285,281 shares of common stock reserved for issuance under our 2006 Equity Incentive Award Plan and 234,819 shares of common stock reserved for issuance under our Employee Stock Purchase Plan.

The foregoing assumes no exercise of the underwriters’ option to purchase 1,500,000 additional shares of our common stock.

The issuer has filed a registration statement (including a prospectus) and preliminary prospectus supplement (the “Preliminary Prospectus”) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the Preliminary Prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Copies of the Preliminary Prospectus may be obtained from Goldman, Sachs & Co., Prospectus Department, by calling toll-free 1-866-471-2526.